Prestige Brands Holdings, Inc. Expands Presence in Wart Treatment Products Category with Acquisition of Wartner® Brand

Irvington, NY, September 25, 2006—Prestige Brands Holdings, Inc. (PBH-NYSE) today announced the acquisition of the Wartner® brand of over-the-counter wart treatment products from Lil’ Drug Store of Cedar Rapids, Iowa for approximately $31 million in cash. In addition to the purchase price, the Company will be responsible for contingent earn out payments approximating $5 million to a former owner.

Wartner is the #3 brand in the U.S. over-the-counter wart treatment category with approximately $12 million in trailing 12 month sales. The line consists of two products which compete within the cryosurgical segment of the wart treatment products category. These include Wartner® Original for common and plantar warts and Wartner® Plantar for stubborn plantar warts. In this transaction, Prestige is acquiring the rights to Wartner® for all of North America, including Canada and Mexico. Wartner is a patented product in the U.S. and has a patent application pending in Canada where it also has a leading position in the category.

Prestige currently markets the Compound W® wart treatment line which includes Compound W® Freeze Off and six other non-cryosurgical products for wart removal. Compound W accounted for approximately 9% of Prestige Brands’ fiscal 2006 net sales.

“The strategic acquisition of a second brand in the over-the-counter wart treatment category will make Prestige the leading marketer in this category with a share approaching 50%,” said Peter C. Mann, Chairman of the Board and Chief Executive Officer. “The addition of a second patented technology to complement the patented technology currently utilized in our Compound W Freeze Off® will provide operating flexibility and opportunity to expand the options for consumer home treatment of warts,” he added.

The transaction is structured as an asset purchase for tax purposes resulting in a cash benefit from tax amortization with a net present value of approximately $6 million. The acquisition will be financed with cash from the balance sheet. The Company expects the Wartner line to be fully integrated into the Prestige infrastructure by the end of the calendar year, and expects it to be modestly accretive to fiscal 2007 sales and earnings.

Conference Call

The Company will host a conference call to discuss the transaction on Monday, September 25, 2006 at 4:30pm Eastern time. The toll free number is 800-798-2796. International callers may dial 617-614-6204. The conference password is “prestige”. The Company will provide a live internet webcast of the call, as well as an archived replay, which can be accessed from the Investor Relations page of www.prestigebrandsinc.com. The dial-in number for the replay only is 888-286-8010. The international replay number is 617-801-6888. The passcode is 34550204.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners and other well-known brands.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact:

Prestige Brands Holdings, Inc.
Dean Siegal, 914-524-6819